Exhibit 3.1(e)

                              ARTICLES OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF
                       EAGLE WIRELESS INTERNATIONAL, INC.

Pursuant to Articles 4.01 and 4.04 of the Texas Business Corporation Act, EAGLE WIRELESS INTERNATIONAL, INC. adopts the following Articles of Amendment to its Articles of Incorporation to change the name of the Corporation and to increase the number of authorized shares as hereinafter provided.

                                   ARTICLE ONE

     The name of the Corporation is EAGLE WIRELESS INTERNATIONAL, INC.

                                   ARTICLE TWO

     The following amendment to the Articles of Incorporation was adopted by the shareholders of the Corporation on February 13, 2002:

              "ARTICLES OF INCORPORATION OF EAGLE BROADBAND, INC."

The amendment alters in full ARTICLE I of the Corporation's Articles of Incorporation to read as follows:

                                    ARTICLE I

     The name of the corporation is EAGLE BROADBAND, INC.

                                  ARTICLE THREE

The amendment alters in par ARTICLE IV, specifically paragraph one, of the Corporation's Articles of Incorporation to read as follows:

                                   ARTICLE IV

     "The total number of shares of stock which the Corporation shall have authority to issue is 200,000,000 shares of common stock, par value $.001 per share ("Common Stock"), and 5,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock").

                                  ARTICLE FOUR

     The number of shares of the Company outstanding at the time of the adoption was 67,738,400; and the number of shares entitled to vote on the amendment was 64,102,082.

                                  ARTICLE FIVE

     The holders of 55,421,468 shares outstanding and entitled to vote on the amendment to change the Corporation's name have voted affirmatively and signed a consent in writing adopting the amendment.

     The holders of 49,900,118 shares outstanding and entitled to vote on the amendment to increase the number of authorized shares have voted affirmatively and signed a consent in writing adopting the amendment.



     DATED:   Effective February 25, 2002.

                                            EAGLE WIRELESS INTERNATIONAL, INC.

                                            /s/ H. Dean Cubley
                                            ------------------------------------
                                            Dr. H. Dean Cubley, President


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